Exhibit 99.2

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202-4444 Company contact: Andrea Brown (303) 565-4600 abrown@teton-energy.com www.teton-energy.com
Teton Energy Announces Closing of $9 Million of 8% Senior Subordinated Convertible Notes
DENVER May 22, 2007. Teton Energy Corporation (“Teton” or the “Company”) (AMEX: TEC) today announced an update to the previously announced agreement to raise up to $7 million of 8% senior subordinated convertible notes.
On May 16, 2007, the Company disclosed that it had entered into commitments with several investors through a placement agency agreement for $5.6 million of a targeted $7.0 million in 8% Senior Subordinated Convertible Notes due May 15, 2008 (the “Notes”). On May 17, 2007, the Company closed on $9.0 million of proceeds from the Notes, based on an earlier announced offering of $7.0 million and an additional $2.0 million of oversubscriptions. Net proceeds to the Company were approximately $8.3 million after fees and costs.
The conversion price for the Notes is $5.00 per share. In the event the Notes are not repaid at maturity, they will convert into shares of the Company’s common stock at the market price if such price is less than $5.00 per share. Investors of the Notes will also receive warrants to purchase 3,600,000 shares of the Company’s common stock at an exercise price of $5.00 per share. The warrants contain a cashless exercise feature.
The Company placed the Notes through Commonwealth Associates, L.P., a New York-based merchant and investment bank that specializes in financing emerging growth companies.
“We were pleased with Commonwealth’s responsiveness to our needs. They understood that we are a growing company with evolving needs and Commonwealth helped us structure an instrument that will not constrain our future growth and operations,” commented Karl F. Arleth, President and Chief Executive Officer.
Robert O’Sullivan, CEO and President of Commonwealth Associates, added, “We are excited to be working with Teton. It is a dynamic company, with a first rate management team and great prospects for strong growth.”
Company Description. Teton Energy Corporation (AMEX: TEC), is an independent oil and gas exploration and production company based in Denver, Colorado. Teton is focused on the acquisition, exploration and development of North American properties and has current operations in the Rocky Mountain region of the U.S. The Company’s common stock is listed on the American Stock Exchange under the ticker symbol “TEC”. For more information about the Company, please visit the Company’s website at www.teton-energy.com.
About Commonwealth Associates. Commonwealth Associates is a nineteen-year-old Merchant and Investment Bank that invests in small and mid-sized growth companies. Having raised over $1.2 billion in expansion capital for over 125 companies, Commonwealth works with its management teams to maximize shareholder value. The group is also affiliated with the ComVest Group, a private equity group managing over $1 billion in dedicated private equity funds.
Forward-Looking Statements. This news release may contain certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company’s operating and financial results are included in Teton’s annual report on Form 10-K for the year ended December 31, 2006. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.